As filed with the U.S. Securities and Exchange Commission on July 1, 2026
Registration No. 333-297181
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Neutron Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	81-4870517
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)
444 Townsend Street, First Floor
San Francisco, California 94107
(415) 449-4139
(Address of Principal Executive Offices) (Zip Code)
Neutron Holdings, Inc. 2017 Stock Incentive Plan
Neutron Holdings, Inc. 2026 Incentive Award Plan
Neutron Holdings, Inc. 2026 Employee Stock Purchase Plan
(Full title of the plan)
Wayne Ting
Chief Executive Officer
Neutron Holdings, Inc.
444 Townsend Street, First Floor
San Francisco, California 94107
(415) 449-4139
(Name, address and telephone number, including area code, of agent for service)
Copies to:

Susie Giordano Luke Rachlin Daniel Yao T. Mitchell Hughes Neutron Holdings, Inc. 444 Townsend Street, First Floor San Francisco, California 94107 (415) 449-4139	Tad J. Freese Sarah B. Axtell Latham & Watkins LLP 801 Jefferson Avenue, Suite 300 Redwood City, California 94063 (650) 328-4600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
This Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Neutron Holdings, Inc. (the “Registrant”) for the sole purpose of (i) correcting a clerical error in the number of shares of common stock, par value $0.0001 per share, of the Registrant (“common stock”) registered under the Neutron Holdings, Inc. 2026 Incentive Award Plan (the “2026 Plan”) and the Neutron Holdings, Inc. 2026 Employee Stock Purchase Plan (the “ESPP”) on Registration Statement on Form S-8 (File No. 333-297181) that was filed by the Registrant on July 1, 2026 (the “Original Registration Statement”) by reducing the number of aggregate shares registered for each of the 2026 Plan and the ESPP, as described below, (ii) correcting a clerical error in Exhibit 5.1 to the Original Registration Statement and (iii) correcting clerical errors in the number of shares available for issuance under the 2026 Plan and the ESPP in Exhibit 99.2 and Exhibit 99.3, respectively, to the Original Registration Statement. The corrected Exhibits 5.1, 99.2 and 99.3 are filed herewith as Exhibit 5.1, Exhibit 99.2 and Exhibit 99.3, respectively.
In connection with the corrections outlined above, the Registrant hereby amends the fee table in the Original Registration Statement to reflect that (i) 6,500,032 shares of common stock are registered pursuant to the 2026 Plan, (ii) the maximum aggregate offering price for the 2026 Plan is $162,500,800.00, (iii) the amount of the registration fee for the 2026 Plan is $22,441.36, (iv) 650,004 shares of common stock are registered pursuant to the ESPP, (v) the maximum aggregate offering price for the ESPP is $13,812,585.00, (vi) the amount of the registration fee for the ESPP is $1,907.52, (vii) the total maximum aggregate offering price is $272,061,302.07, and (viii) the total amount of registration fee is $37,571.66. The registration fee was paid by the Registrant in full in connection with the filing of the Original Registration Statement. Other than as set forth above, there are no other changes being made to the Original Registration Statement.
This Registration Statement shall not affect the remaining shares of common stock registered pursuant to the Original Registration Statement, and the effectiveness of the Original Registration Statement as to the 6,500,032 shares of common stock issuable under the 2026 Plan and the 650,004 shares of common stock issuable under the ESPP shall continue unaffected by this Registration Statement.
The Original Registration Statement remains in effect in all other respects.

CORRECTED CALCULATION OF REGISTRATION FEE

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(5)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(5)	Fee Rate	Amount of Registration Fee(5)
Equity(1)(a), (b), (c)	Common stock issuable upon the exercise of outstanding stock options under the Registrant’s 2017 Stock Incentive Plan (as amended, the “2017 Plan”)	Other	3,128,881	$18.5692	$58,100,817.07	0.00013810	$8,023.72
Equity(2)(a), (b)	Common stock issuable upon vesting and settlement of outstanding restricted stock units under the 2017 Plan	Other	1,505,884	$25.00	$37,647,100.00	0.00013810	$5,199.06
Equity (3)(a), (b)	Common stock reserved for issuance pursuant to awards under the Registrant’s 2026 Incentive Award Plan	Other	6,500,032	$25.00	$162,500,800.00	0.00013810	$22,441.36
Equity (4)(a), (b)	Common stock reserved for issuance pursuant to the Registrant’s 2026 Employee Stock Purchase Plan	Other	650,004	$21.25	$13,812,585.00	0.00013810	$1,907.52
Total Offering Amounts					$272,061,302.07		$37,571.66

Total Fee Offsets							N/A
Net Fee Due							$37,571.66
(1)(a) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock of the Registrant that become issuable under the above-named plans, by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of common stock.
(b) Represents shares of common stock issuable upon the exercise of outstanding stock options under the 2017 Plan as of the date of the Original Registrant Statement (as defined below).
(c) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on $18.5692 per share, which is the weighted-average exercise price of the outstanding stock options under the 2017 Plan as of the date of the Original Registrant Statement.

(2)See note 1(a).
(a) Represents shares of common stock issuable upon the vesting and settlement of outstanding restricted stock unit awards under the 2017 Plan as of the date of the Original Registrant Statement.
(b) Pursuant to Rule 457(h) of the Securities Act, and solely for the purposes of calculating the amount of the registration fee, the proposed maximum offering price is based on the initial public offering price of the common stock of $25.00 per share, as set forth in the Registrant’s Registration Statement on Form S-1 (File No. 333-295679), as amended (the “S-1 Registration Statement”), that was declared effective on June 30, 2026.
(3)See note 1(a).
(a) Represents shares of common stock reserved for issuance under the 2026 Plan as of the date of this Registrant Statement. The number of shares reserved for issuance under the 2026 Plan will be increased annually on the first day of each calendar year beginning January 1, 2027 and ending on and including January 1, 2036, in an amount equal to the lesser of (i) 5% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year (calculated on an as-converted basis) and (ii) such smaller number of shares as is determined by the Registrant’s board of directors. In addition, any shares of common stock that are subject to awards under the 2017 Plan that (i) expire, lapse, or are terminated, exchanged for or settled in cash, surrendered, repurchased, canceled without having been fully exercised, or forfeited, in any case, in a manner that results in the Registrant acquiring shares covered by the award at a price not greater than the price (as adjusted to reflect any equity restructuring) paid by the participant for such shares or not issuing any shares covered by the award or (ii) shares delivered (either by actual delivery or attestation) to the Registrant by a participant to satisfy the applicable exercise or purchase price of an award and/or to satisfy any applicable tax withholding obligation with respect to an award (including shares retained by the Registrant from the award being exercised or purchased and/or creating the tax obligation), will be available for issuance as common stock under the 2026 Plan.
(b) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the initial public offering price of the common stock of $25.00 per share, as set forth in the S-1 Registration Statement that was declared effective on June 30, 2026.
(4)See note 1(a).
(a) Represents shares of common stock reserved for issuance under the ESPP as of the date of this Registrant Statement. The number of shares of common stock available for issuance under the ESPP will be annually increased beginning on and including January 1, 2027 and ending on and including January 1, 2036, equal to the lesser of (i) 1% of the aggregate number of shares of common stock (on an as converted basis) outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares of common stock as determined by the Registrant’s board of directors.
(b) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the initial public offering price of the common stock of $25.00 per share, as set forth in the S-1 Registration Statement that was declared effective on June 30, 2026, multiplied by 85%, which reflects the discount to the purchase price applicable to purchases under the ESPP.

(5) Pursuant to this Registration Statement and as further set forth in the Explanatory Note to this Registration Statement, this Registration Statement is amending and restating the Calculation of Filing Fee Table set forth in the Original Registration Statement solely to correct the clerical errors in the number of shares being registered under each of the 2026 Plan and the ESPP and the maximum aggregate offering price and the amount of registration fee for each of the 2026 Plan and the ESPP, which numbers had previously been included in error. The registration fee was previously paid in full in connection with the filing of the Original Registration Statement.

Item 8. Exhibits.

			Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File Number	Exhibit	Filing Date
4.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended, as currently in effect	S-1	333-295679	3.1	May 8, 2026

4.2	Form of Amended and Restated Certificate of Incorporation of the Registrant, to be in effect immediately prior to the completion of the Registrant’s initial public offering	S-1/A	333-295679	3.2	June 22, 2026

4.3	Bylaws of the Registrant, as currently in effect	S-1	333-295679	3.3	May 8, 2026

4.4	Form of Amended and Restated Bylaws of the Registrant, to be in effect immediately prior to the completion of the Registrant’s initial public offering	S-1/A	333-295679	3.4	June 22, 2026

4.5	Form of Common Stock Certificate	S-1/A	333-295679	4.1	June 22, 2026

5.1*	Opinion of Latham & Watkins LLP

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm	S-8	333-297181	23.2	July 1, 2026

24.1	Power of Attorney (included on the signature page to the Registration Statement)	S-8	333-297181	24.1	July 1, 2026

99.1#	Neutron Holdings, Inc. 2017 Stock Incentive Plan, as amended, and forms of agreement thereunder	S-1	333-295679	10.1	May 8, 2026

99.2*#	Neutron Holdings, Inc. 2026 Incentive Award Plan, and forms of agreement thereunder

99.3*#	Neutron Holdings, Inc. 2026 Employee Stock Purchase Plan

107.1	Filing Fee Table	S-8	333-297181	107.1	July 1, 2026
__________________
*Filed herewith.
#    Indicates management contract or compensatory plan.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on this 1st day of July, 2026.

NEUTRON HOLDINGS, INC.

By:	/s/ Wayne Ting
Name:	Wayne Ting
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Wayne Ting	Chief Executive Officer and Director (Principal Executive Officer)	July 1, 2026
Wayne Ting

/s/ Ann Gugino	Chief Financial Officer (Principal Financial Officer)	July 1, 2026
Ann Gugino

/s/ Michael Ryan	Chief Accounting Officer (Principal Accounting Officer)	July 1, 2026
Michael Ryan

*	Director	July 1, 2026
Zhoujia Brad Bao

*	Director	July 1, 2026
Elizabeth Hamren

*	Director	July 1, 2026
Andrew Macdonald

*	Director	July 1, 2026
Brandon Pedersen

*	Director	July 1, 2026
James Rowan

*	Director	July 1, 2026
Sarah Smith

*By:	/s/ Susie Giordano
Susie Giordano
Attorney-in-Fact